6.1
                       Trademark License Agreement between
                   Mrs. Fields Development and Plunkett, Inc.
                              Dated August 14, 1994

                           TRADEMARK LICENSE AGREEMENT

                                     between

                       MRS. FIELDS DEVELOPMENT CORPORATION
                             a Delaware corporation

                                       and

                                 PLUNKETT, INC.
                            a California corporation

                                                         DATED: August 17, 1994

                                TABLE OF CONTENTS

RECITALS ...................................................................  1
AGREEMENT ..................................................................  1
     1.    DEFINITIONS .....................................................  1
     2.    GRANT OF LICENSE ................................................  3
     3.    RESERVATION OF RIGHTS AND PRODUCT RIGHTS ........................  4
     4.    LICENSE TRANSFER ................................................  5
     5.    LICENSE FEE AND ROYALTIES .......................................  5
     6.    VOLUME COMMITMENT ...............................................  6
     7.    LICENSE RETENTION ...............................................  7
     8.    PLUNKETT REPORTS ................................................  7
     9.    DEVELOPMENT OF ROYALTY BEARING PRODUCTS .........................  8
     10.   ADVERTISING AND PROMOTION REQUIREMENTS ..........................  9
     11.   ROYALTY-BEARING PRODUCTS APPROVAL STANDARDS ..................... 10
     12.   USE OF LICENSED NAMES AND MARKS ................................. 11
     13.   INFRINGEMENT .................................................... 12
     14.   INSURANCE ....................................................... 12
     15.   CONFIDENTIALITY ................................................. 13
     16.   TERM AND TERMINATION ............................................ 14
     17.   DISPOSAL OF INVENTORY UPON EXPIRATION ........................... 17
     18.   FINAL STATEMENT UPON TERMINATION OR EXPIRATION .................. 17
     19.   REPRESENTATIONS AND WARRANTIES .................................. 18
     20.   INDEMNIFICATION ................................................. 18
     21.   NOTICES ......................................................... 19
     22.   GENERAL PROVISIONS .............................................. 20
EXHIBIT "A" - LICENSED NAMES AND MARKS

EXHIBIT "B" - ROYALTY BEARING PRODUCTS

                           TRADEMARK LICENSE AGREEMENT

      THIS AGREEMENT is made and entered into this __ day of August 1994, by and between MRS. FIELDS DEVELOPMENT CORPORATION, a Delaware corporation ("Mrs. Fields"), and PLUNKETT, INC., a California corporation ("Plunkett").

                                    RECITALS

      WHEREAS, Mrs. Fields is the sole owner of certain trademarks, service marks, and trade names, including "Mrs. Fields", which have become associated with high quality food products;

      WHEREAS, Plunkett is desirous of obtaining a license to utilize the trademarks, service marks and trade names in connection with the development, distribution, and sale of certain high quality, pre-packaged for retail sale, dry mix cookie dough products; and

      WHEREAS, Mrs. Fields is agreeable to such use by Plunkett of such trademarks, service marks, and trade names, subject to the provisions of this Agreement;

                                    AGREEMENT

      NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1.    DEFINITIONS

            (a) "Designated Distribution Channels" shall mean grocery stores, supermarkets, convenience stores, club stores, and other similar retail prepackaged food and snack distribution channels.

            (b) "Guaranteed Amounts" shall have the meaning set forth in Section 5 hereof.

            (c) "Initial Term" shall have the meaning set forth in Section 16 hereof.

            (d) "Licensed Names and Marks" shall mean those trademarks, trade names and service marks identified on Exhibit A hereto and such other marks as Mrs. Fields may later adopt which include the name "Mrs. Fields" in any format.

            (e) "Option" shall have the meaning set forth in Section 16 hereof.

            (f) "Packaging Specifications" shall mean those specifications for packaging approved by Mrs. Fields pursuant to Section 11 hereof.

            (g) "Product Specifications" shall mean those specifications for Royalty Bearing Products approved by Mrs. Fields pursuant to Section 11 hereof.

      (h) "Protected Information" shall mean Mrs. Fields' recipes, formulations, systems, programs, procedures, manuals, confidential reports and communications, marketing techniques and arrangements, purchasing information, pricing policies, quoting procedures, financial information, employee, customer, supplier and distributor data, all of the materials or information relating to the business or activities of Mrs. Fields' which were not otherwise known to Plunkett prior to the commencement of the negotiations leading to this Agreement, or generally known to others engaged in similar businesses or activities, and all modifications, improvements and enhancements which are derived from or relate to Plunkett's access to or knowledge of any of the above enumerated materials or information (whether or not any of the above are reduced to writing or whether or not patentable or protectable by copyright) which Plunkett's receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Plunkett's license hereunder. Information which is independently developed by Plunkett, or which was already in the possession of Plunkett prior to the date of this Agreement and which was not obtained in connection with the transactions contemplated by this Agreement, or information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which Plunkett is a party or a beneficiary, or (iii) any duty owed to Mrs. Fields by Plunkett, shall not be considered Protected Information hereunder.

            (i) "Royalty-Bearing Product(s)" shall mean the items, articles or food products described on Exhibit B hereto, and any other products which become Royalty Bearing Products pursuant to the terms hereof, which products are sold as prepackaged products using the Licensed Names and Marks.

            (j) "Royalty Default Rate" shall mean the interest rate which is the lesser of (i) the annual rate from time to time publicly announced by Citibank, N.A. at its "base rate" or "prime rate" (or any successor rate) plus two percent (2%) or (ii) the highest applicable legal rate.

            (k) "Running Royalty" or "Running Royalties" shall mean the royalty or royalties from time to time payable pursuant to Section 5.

            (l) "Territory" shall mean North America, Hawaii and Puerto Rico.

            (m) "Volume Commitment" shall have the meaning set forth in Section 6 hereof.


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

      2.    GRANT OF LICENSE

            (a) Grant. Subject to the terms and conditions of this Agreement, Mrs. Fields hereby grants to Plunkett, and Plunkett hereby accepts the grant by Mrs. Fields of, the exclusive right and license to use the Licensed Names and Marks to market Royalty-Bearing Products through Designated Distribution Channels throughout the Territory. Except as stated in Section 3, Mrs. Fields shall not compete with Plunkett in the
      (i) use of any trademark, service mark or tradename which includes the name "Mrs. Fields" in any format in marketing Royalty Bearing Products in Designated Distribution Channels in the Territory or (ii) license any third party to use the same in marketing any Royalty Bearing Products in Designated Distribution Channels in the Territory.

            (b) First Right of Refusal - Territory. Mrs. Fields hereby grants to Plunkett the first-right-of-refusal to acquire the license for the sale of Royalty Bearing Products in, and include in the definition of Territory, any and all European countries at an amount equal to seventy-five percent (75 %) of the price and on the terms set forth in writing by any ready, willing and able prospective licensee (the "First Offeror") who has made a bona fide, enforceable offer in writing to Mrs. Fields containing no contingencies (the "First Offer"). Mrs. Fields shall be obligated to give Plunkett written notice and a copy of such First Offer and Plunkett shall have sixty (60) days after receipt of such notice to exercise its first right of refusal by giving written notice to Mrs. Fields of its intention to acquire the license for a price equal to 75% of the price and upon the terms and conditions set forth in such First Offer. In the event Plunkett exercises its first right of refusal, the acquisition shall occur within thirty (30) days of the date of exercise or on such later date as may be provided for closing in the First Offer. In the event that Plunkett does not exercise its right of first refusal, Mrs. Fields shall be free for ninety (90) days after the expiration of Plunkett's sixty (60) day period to agree to sell to the First Offeror on the precise terms and conditions set forth in the First Offer. Any proposed sale by Mrs. Fields containing different terms or conditions or beyond the ninety (90) day period shall be subject to a further right of refusal on the terms set forth herein.

            (c) First Right of Refusal - Products. Mrs. Fields hereby grants to Plunkett the first-right-of-refusal to acquire the License to sell in the Territory, and include in the definition of Royalty Bearing Products, all other dry mix food products at an amount equal to seventy-five percent (75%) of the price and on the terms set forth in writing by any ready, willing and able prospective licensee (the "first Offeror") who has made a bona fide, enforceable offer in writing to Mrs. Fields containing no contingencies (the "First Offer"). Mrs. Fields shall be obligated to give Plunkett written notice and a copy of such First Offer and Plunkett shall have sixty (60) days after receipt of such notice to exercise its first right of refusal by giving written notice to Mrs. Fields of its intention to acquire the license for a price equal to 75% of the price and upon the terms and conditions set forth in such First Offer. In the event Plunkett exercises its first right of refusal, the acquisition shall occur within thirty (30) days of the date of exercise or on such later date as may be provided for closing in the First Offer. In the event that Plunkett does not exercise its right of first refusal, Mrs. Fields shall be free for ninety


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

      (90) days after the expiration of Plunkett's sixty (60) day period to agree to sell to the First Offeror on the precise terms and conditions set forth in the First Offer. Any proposed sale by Mrs. Fields containing different terms or conditions or beyond the ninety (90) day period shall be subject to a further right of refusal on the terms set forth herein.

            (d) Expansion. In the event Plunkett desires to expand the definition of Territory to include additional areas, it may do so at no additional fee, upon written notice to Mrs. Fields and upon receiving Mrs. Fields' written consent which shall not be unreasonably withheld. Upon express or deemed consent, the Territory shall be automatically expanded to include the additional areas set forth in the Notice. Consent shall be deemed given sixty (60) days after receipt of Plunkett's notice unless Mrs. Fields has notified Plunkett that consent is withheld. It shall not be unreasonable for Mrs. Fields to withhold consent if it has received an offer from a third party at which time Plunkett's expansion request shall be governed by Paragraph 2(b).

      3.    RESERVATION OF RIGHTS AND PRODUCT RIGHTS

            (a) Reservation. Mrs. Fields reserves all rights with respect to the Licensed Names and Marks not expressly licensed to Plunkett hereunder, and Mrs. Fields may use or grant licenses to others to use the Licensed Names and Marks in any other manner or in connection with any goods or services, other than for sale of Royalty Bearing Products in Designated Distribution Channels in the Territory. Without limiting the foregoing, the license granted pursuant to this Agreement shall be exclusive to Plunkett except that Mrs. Fields shall not be precluded from, and hereby expressly retains the right to: (i) own, operate, and grant or license others the right to own and operate Mrs. Fields Cookies stores which sell cookie, bakery and/or ice cream products (whether or not such products are Royalty Bearing Products) under the Licensed Names and Marks at locations within the Territory on such terms and conditions, as Mrs. Fields, in its sole discretion, deems appropriate, and (ii) offer for sale and sell, and license others to offer for sale and sell, any products or services under the Licensed Names and Marks which are not Royalty Bearing Products.

            (b) Products. Mrs. Fields shall have the right to purchase from Plunkett, at a "most favored nations" price, and sell Royalty-Bearing Products at Mrs. Fields Cookies store locations owned and operated by Mrs. Fields, its franchisees and licensees which are licensed by Mrs. Fields to operate Mrs. Fields Cookies stores pursuant to Mrs. Fields' Uniform Franchise Offering Circular or under an exemption to the Federal Trade Commission Regulations governing the sale of franchises.

      4.    LICENSE TRANSFER

      This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns; provided, that the rights of the parties under this Agreement may only be assigned (i) upon written consent by Mrs. Fields or (ii) without consent to a parent corporation which owns at least fifty-one percent (51%) of such assigning party, a fifty-one percent (51%) owned subsidiary corporation of such party, a fifty-one percent (51%) owned subsidiary of a parent of such party if such parent owns at least fifty-one percent (51%) of such party, or to such other business organization which shall succeed to substantially all of the assets and business of the parties, a parent, or a subsidiary. Plunkett shall not have the right to grant sublicenses under this Agreement; provided, that Plunkett shall have the right to contract with a third party for the actual manufacturing of the Royalty-Bearing Products ("co-pack agreements"), if such co-packer and the co-pack agreement (with respect to Royalty Bearing Products) are approved in writing by Mrs. Fields, which approval will not be unreasonably withheld, and provided further that such co-packer signs a confidentiality agreement with Mrs. Fields, containing substantially the obligations of Plunkett as set forth in paragraph 15 hereof. Plunkett's obligations as set forth in this Agreement shall not be altered in any manner as a result of the existence of any co-pack agreements with third party manufacturers. Any assignment, franchise, sublicense, or transfer, not expressly permitted by this Section 4, is prohibited and will be deemed to be null and void.

      5.    LICENSE FEE AND ROYALTIES

            (a) Guaranteed Pre-paid Royalty Fees and Running Royalties. Plunkett shall pay to Mrs. Fields a non-refundable, pre-paid royalty fee of $500,000 on July 1, 1995 (date subject to discussion). The foregoing pre-paid royalty fee payment is hereinafter referred to as the "Guaranteed Amounts" and shall represent a payment of $0.75 per case, for the first 3,333,334 cases sold, or retail packages of Royalty Bearing Products sold ("Running Royalties"), (over and above the Running Royalty of $0.75 per case referenced below). Throughout the term (including Option Periods) of this Agreement the Running Royalty shall be reduced to $0.75 per each case of twelve retail packages of Royalty Bearing Products sold, less damages, returns and credits. In the event that Plunkett distributes in cases containing less than twelve retail packages, then the Running Royalty will be adjusted proportionately and accordingly to the number of individual retail packages per case. Plunkett shall remit such Running Royalties to Mrs. Fields on the last day of the month following the end of each calendar quarter covered by the Agreement. All Guaranteed Amounts and Running Royalties shall be fully earned when paid and Plunkett shall not be entitled to any refund with respect to such amounts for any reason whatsoever.

            (b) Payments. All fees, royalties, and amounts payable hereunder shall be paid to Mrs. Fields in U.S. currency in immediately available funds at such address or to such account as shall be designated in writing by Mrs. Fields.

            (c) Interest on Late Payments. Plunkett shall pay interest on all overdue amounts hereunder from the due date of such amounts until paid at the Royalty Default Rate.

      6.    VOLUME COMMITMENT

            (a) Plunkett will sell a minimum number of cases of Royalty Bearing Products during the Initial Term hereof and during each Option Period as set forth on the following schedule:

                     INITIAL TERM
            1995                            750,000 cases
            1996                            900,000 cases
            1997                          l,000,000 cases
            1998                          l,100,000 cases
            1999                          1,200,000 cases


                   1ST OPTION PERIOD
            2000                           1,260,000 cases
            2001                           1,323,000 cases
            2002                           1,389,150 cases
            2003                           1,458,608 cases
            2004                           1,531,538 cases


                   2ND OPTION PERIOD
            2005                           1,608,ll5 cases
            2006                           1,688,521 cases
            2007                           1,772,9
47 cases
            2008                           1,861,594 cases
            2009                           1,954,674 cases


                   3RD OPTION PERIOD
            2010                           2,052,407 cases
            2011                           2,155,028 cases
            2012                           2,262,779 cases
            2013                           2,375,918 cases
            2014                           2,494,714 cases


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

            (b) The foregoing numbers of cases shall be referred to herein as the "Volume Commitment".

      7.    LICENSE RETENTION

      If Plunkett fails to meet its Volume Commitment as set forth in Section 6(a) hereof with respect to Royalty Bearing Products, Plunkett shall have the option to pay Running Royalties to Mrs. Fields in the manner and in an amount equal to the Running Royalties that would have been paid had Plunkett met its Volume Commitment, and if paid, Plunkett shall have the right to retain the exclusive license described herein.

      8.    PLUNKETT REPORTS

            (a) Periodic Reports. On or before the last day of the month following the last month of each calendar quarter covered by this Agreement, Plunkett shall deliver to Mrs. Fields a written statement prepared, signed, and certified to be true and correct by Plunkett's chief financial officer, or his designee, setting forth the amount of Royalty-Bearing Products sold, including sufficient information and detail to confirm the calculations, which report shall be accompanied by payment in full of the amount of Running Royalties then due.

            (b) Annual Reports. Within ninety (90) days following the end of each calendar year of this Agreement, beginning with the first such year in which Plunkett has sales of Royalty-Bearing Products, Plunkett shall deliver to Mrs. Fields a written statement setting forth the amount of Royalty-Bearing Products sold and the calculations, including sufficient information and detail to confirm the calculations, used to determine such amounts, which calculations shall be signed and certified as true and correct by an independent certified public accounting firm chosen by Plunkett and acceptable to Mrs. Fields, which acceptance shall not be withheld unreasonably. If this statement discloses that the amount of Running Royalties paid during any period to which the report relates was less than the amount required to be paid or that any other amount is due Mrs. Fields, Plunkett immediately shall pay such amounts, together with accrued interest at the Royalty Default Rate in cash or other immediately available funds.

      9.    DEVELOPMENT OF ROYALTY BEARING PRODUCTS

      Plunkett hereby covenants, agrees, warrants and represents that:

            (a) Product Development. All Royalty-Bearing Products shall be developed, manufactured, marketed, and sold as "premium" products containing all natural ingredients or as otherwise may be consistent with Mrs. Fields then existing image. Plunkett accepts full responsibility for and agrees to pay all costs it incurs associated with the development of all Royalty-Bearing Products and all advertising and promotion, packaging design, graphics, and packaging materials for Royalty-Bearing Products. Mrs. Fields shall cooperate with Plunkett in development of Royalty-Bearing Products, primarily through the suggestion of ideas, concepts, and recipes for products and packaging; provided, however, that Mrs. Fields shall have no obligation to develop Royalty-Bearing Products or any other products.

            (b) Mrs. Fields Approval. Plunkett shall not sell any initial Royalty Bearing Product or any newly flavored Royalty Bearing Products until Mrs. Fields, in its reasonable judgment, funds that such product in mass production quantities is satisfactory to Mrs. Fields, pursuant to
      Section 11 hereof. The license to Plunkett granted by this Agreement to distribute the Royalty Bearing Products under the Licensed Names and Marks is expressly contingent upon such final approval by Mrs. Fields which approval shall not be unreasonably withheld.

            (c) Compliance with Specifications. Plunkett will manufacture, sell and distribute the Royalty Bearing Products in accordance with the Product Specifications and will package and label the Royalty Bearing Products in accordance with the Packaging Specifications.

            (d) Capital Costs. Plunkett will secure all plant, equipment and technical skills necessary for the manufacture of the Royalty Bearing Products according to the Product and Packaging Specifications, and Mrs. Fields shall have no liability or responsibility with respect thereto.

            (e) Compliance with Laws. The Royalty Bearing Products will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act of 1938, or any other federal, state, foreign or local laws or regulations applicable thereto, will not constitute an article which may not be introduced into interstate commerce and will be manufactured in substantial compliance with all applicable federal, state, foreign or local laws and regulations applicable thereto. Unless Mrs. Fields otherwise agrees in writing, Plunkett will destroy all inventories which are not in conformity with Food and Drug Administration rules and regulations and all applicable federal, state, foreign and local laws. Plunkett agrees to notify Mrs. Fields promptly of any regulatory action of which Plunkett has knowledge that is taken in relation to it by any federal, state, foreign, county or municipal authority which relates to or affects the manufacture, storage, distribution or sale of the Royalty Bearing Products.

            (f) Customer Complaints. Plunkett shall provide Mrs. Fields a summary of all written consumer complaints received regarding the quality of the Royalty-Bearing Products and shall maintain all written consumer complaints and a telephone log for all consumer complaints received by telephone for a period of one year. Plunkett will send a written report to Mrs. Fields each month containing the comments received, names of complaining persons, with addresses and telephone numbers (if available). Comments will be organized and summarized by type of comment or complaint and by the geographical location of the complaint. Such information will also be available for inspection by Mrs. Fields during normal working hours upon reasonable notice. Plunkett further agrees that it will respond to any written customer complaint within fourteen (14) days of receipt of such complaint by written response with either a refund of the customer's money or a coupon for the same type of Royalty Bearing Product purchased, depending upon the complaining customer's request. Plunkett further agrees that any complaints about Mrs. Fields products which are not Royalty Bearing Products will be forwarded to Mrs. Fields within five (5) days of receipt. Mrs. Fields agrees that all customer complaints and comments received by it with respect to Royalty Bearing Products will be forwarded to Plunkett within five (5) days of receipt. Plunkett shall further provide Mrs. Fields with copies of all responses to complaints, upon request.

            (g) Ingredient Approval. Plunkett will purchase for its own account all flavoring ingredients, raw materials and packaging which is proprietary to Mrs. Fields from sources which are approved by Mrs. Fields, which approval shall not be unreasonably withheld.

      10. ADVERTISING AND PROMOTION REQUIREMENTS

            (a) Plunkett Promotion. Plunkett shall market Royalty-Bearing Products as premium products or as is otherwise consistent with Mrs. Fields' then existing image so that such marketing shall not reflect adversely upon Royalty-Bearing Products, the good name of Mrs. Fields, or the Licensed Names and Marks. Mrs. Fields shall have a prior-to-use reasonable right of approval for all promotional, marketing and advertising materials and concepts for each promotional campaign Plunkett uses to market Royalty-Bearing Products. In that regard, Mrs. Fields shall have a right of reasonable approval, prior to the development of final television, radio or printed advertisements, the final "story boards" with respect to television advertising, the final "script" with respect to radio spots and the final "layouts" with respect to printed advertisements. Mrs. Fields shall also have a right of reasonable approval with respect to the actors or actresses used in connection with any such advertising campaigns; provided, that Plunkett shall have the right to make minor variations in promotional, marketing and advertising materials used in connection with the approved promotional campaigns. All advertisements and advertising campaigns shall conform in all material respects to the approvals given by Mrs. Fields. Mrs. Fields shall have five (5) business days following the receipt of the proposed promotional, marketing or advertising materials to send Plunkett written notice of its disapproval which shall include an explanation of the basis for disapproval. If such written disapproval is not received by Plunkett within this five (5) business day period, the marketing, promotional or advertising material submitted to Mrs. Fields shall be deemed approved. Any material modifications to any such materials previously approved by Mrs. Fields shall be subject to approval pursuant to this Section 10. Once a promotional campaign has been approved by Mrs. Fields, if no material changes are made to it by Plunkett, Mrs. Fields shall not rescind its approval and Plunkett may proceed accordingly on the basis that it is approved.

      11. ROYALTY-BEARING PRODUCTS APPROVAL STANDARDS

            (a) Approval Standards. Prior to initial marketing of each Royalty-Bearing Product, Plunkett shall provide Mrs. Fields with (i) notice of the proposed predetermined product content specifications for approval (as so approved by Mrs. Fields, the "Product Specifications"), and (ii) without charge, representative samples of the proposed product and related packaging materials, labels, and package inserts, for approval (as so approved by Mrs. Fields, the "Packaging Specifications"). Approval of product content specifications, product quality, packaging, labels and inserts shall be in Mrs. Fields' reasonable discretion. Unless within ten
      (10) business days after sending the above notice and samples Plunkett receives from Mrs. Fields' notice indicating disapproval of proposed predetermined product content specifications, product quality or other items described above, together with an explanation of the basis of disapproval, such predetermined product content specifications, product quality, or other items shall be deemed approved. Plunkett shall market all Royalty Bearing Products in accordance with the approval received from Mrs. Fields with respect to product content specifications, quality, packaging and labeling, and in accordance with all governmental laws, rules, and regulations applicable in the Territory.

            (b) Examination By Mrs. Fields. Periodically Mrs. Fields shall have the right to request and upon such request Plunkett shall provide to Mrs. Fields, free of charge, representative samples of any Royalty-Bearing Products then being sold, together with any packaging, packaging inserts, labels, wrapping, advertising, marketing and promotional material then in use. Mrs. Fields shall examine any such samples, packaging, promotional or marketing materials, and advertisements within ten (10) days after receipt. If as a result of such examination Mrs. Fields believes that any Royalty-Bearing Product is not in substantial conformity with the Product Specifications or product quality approved by Mrs. Fields, or that any packaging, advertising, marketing or promotional materials are not in substantial conformity with any previous approvals given by Mrs. Fields, or any Licensed Names or Marks are not being used in conformity with the requirements of this Agreement, Mrs. Fields shall promptly notify Plunkett. After receipt of any such notice from Mrs. Fields, Plunkett shall have ten (10) business days to correct the lack of conformity identified by Mrs. Fields. Plunkett recognizes that representatives of Mrs. Fields may also inspect Royalty-Bearing Products after delivery into Designated Distribution Channels and Plunkett shall cooperate with Mrs. Fields in obtaining Plunkett's customers cooperation in such inspections. Notwithstanding the foregoing, Mrs. Fields' right to request and receive samples shall be limited to once per calendar quarter, unless in any quarter such samples are non-conforming as described above in which case Mrs. Fields may request additional samples from time to time during such quarter and the next succeeding calendar quarter to ensure conformity.


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

            (c) Labelling; Trademark Notices. Whenever Plunkett uses the Licensed Names and Marks, Plunkett shall affix the appropriate trademark notice and agrees to use the registration symbol of "R" in connection with its use of the Licensed Names and Marks, or "TM" where the mark has not been registered federally, and in each instance where appropriate accompanied by the words "Reg. TM of Mrs. Fields" or a reasonable facsimile thereof or such other reference as may be designated by Mrs. Fields from time to time. Where a Licensed Name and Mark is used more than once on packaging, in copy or advertising or on the Royalty Bearing Products, the "(R)" or "TM" designation need only be used once either on the most prominent use of the Licensed Name and Mark, or if all uses are of equal prominence, then on the first use of the Licensed Name and Mark in or on each package, copy, advertisement, or product. Plunkett shall use the Licensed Names and Marks only as trademarks, service marks, or trade names and shall affix the notice as specified. Plunkett shall not have the right, unless previously agreed in writing by Mrs. Fields, to use other trademarks, service marks, or trade names in marketing and promoting Royalty-Bearing Products. Mrs. Fields shall have the right to own and register any such other trademark, service mark, or trade name which is registerable, including a Licensed Name or Mark or "Fields" in any format, and such trademarks, service marks, and trade names owned or registered by Mrs. Fields shall be included in the Licensed Names and Marks, and Plunkett shall cooperate with Mrs. Fields by providing packaging, labelling, and documentation as may be required to obtain and maintain such registration.

      12. USE OF LICENSED NAMES AND MARKS

            (a) Restrictions On Use. Unless Mrs Fields consents in writing which consent shall not be unreasonably withheld, Plunkett shall use the Licensed Names and Marks:

                  (i)   only for the purposes of and pursuant to this Agreement,

                  (ii) only in a manner consistent with the scope of the relevant registration of the Licensed Names and Marks or applications therefor in the Territory,

                  (iii) only in the manner permitted and prescribed by Mrs
                        Fields as set forth herein,

                  (iv)  only with respect to Royalty Bearing Products, and

                  (v) only to sell Royalty Bearing Products through Designated Distribution Channels.

            (b) Recognition of Goodwill. Plunkett recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that the Licensed Names and Marks and all rights therein and goodwill pertaining thereto belong exclusively to Mrs. Fields.

            (c) Validity of Other Agreements. Plunkett agrees that it will not, during the term of this Agreement or thereafter, attack the title or any rights of Mrs. Fields in and to the Licensed Names and Marks, or any other license agreement involving the Licensed Names and Marks to which Mrs. Fields is a party.

            (d) Validity of Licensed Names and Marks. Plunkett agrees that it will not intentionally destroy, impair or in any way impede the effect and validity of the Licensed Names and Marks.

      13. INFRINGEMENT

      Plunkett agrees to assist Mrs. Fields, at Mrs. Fields's cost and expense, to the extent necessary in the procurement of any protection or to protect any of Mrs. Fields's rights to the Licensed Names and Marks, and Mrs. Fields, if it so desires, may commence or prosecute any claims or suits in its own name or, with Plunkett's consent, in the name of Plunkett or join Plunkett as a party thereto. Plunkett shall notify Mrs. Fields in writing of any infringements or imitations by others of the Licensed Names and Marks which may come to Plunkett's attention, and Mrs. Fields shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations at Mrs. Fields' cost and expense. Plunkett shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Mrs. Fields so to do.

      14. INSURANCE

      Plunkett shall obtain and keep in force, at its sole expense, product liability insurance providing adequate insurance for Mrs. Fields against any claims and suits involving product liability arising out of, or with respect to, the transactions contemplated by this Agreement, in no less than ten million dollars ($10,000,000) combined single limit on bodily injuries and/or property damage. Within thirty (30) days after the date of this Agreement, Plunkett shall submit to Mrs. Fields a certificate of insurance naming Mrs. Fields as an additional insured and providing that any cancellation or material change or alteration which reduces coverage or any benefits accruing to Mrs. Fields shall become effective only upon thirty (30) days prior notice to Mrs. Fields.

      15. CONFIDENTIALITY

            (a) Acknowledgment of Confidentiality. Plunkett understands that any Protected Information disclosed to it by Mrs. Fields under this Agreement is secret, proprietary and of great value to Plunkett, which value may be impaired if the secrecy of the Protected Information is not maintained.

            (b) Reasonable Security Measures. Mrs. Fields has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information and Plunkett agrees to take all measures reasonably necessary to protect the secrecy of such information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

            (c) Non-Disclosure Obligation. Plunkett agrees not to disclose the Protected Information obtained pursuant to this Agreement, to any person or entity (other than Plunkett's key officers and employees to whom disclosure is necessary), during the term of this Agreement or at any time following the expiration or termination of this Agreement.

            (d) Burden of Proof. Plunkett hereby acknowledges and agrees that if Plunkett shall disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, except as authorized herein, any Protected Information, and Plunkett shall assert as a defense that such information (i) was already known to Plunkett or developed prior to the execution of this Agreement, (ii) was independently developed by Plunkett,
      (iii) was disclosed to third parties without violation of this Agreement,
      (vi) was already in the public domain prior to the execution of this Agreement, or (v) entered the public domain without violation of this Agreement, Plunkett shall bear the burden of proof with respect to the same.

            (e) Mutuality of Obligations. Mrs. Fields hereby agrees that any information which it receives from Plunkett which is within the scope of the definition of Protected Information, shall be treated as confidential by Mrs. Fields, and Mrs. Fields hereby agrees to be bound by the terms of this Agreement with respect to any such information it receives from Plunkett, to the same extent that Plunkett is bound by the terms of this Agreement with respect to Protected Information, as set forth above in paragraphs 15(a), (b), (c) and (d).

      16. TERM AND TERMINATION

            (a) Term. The initial term of this Agreement shall begin upon the execution hereof and extend through December 31, 1999 ("Initial Term"). So long as Plunkett is not in material default and has met and/or paid Running Royalties based on its Volume Commitment as described in paragraph 6(a) hereof, Plunkett shall have the option ("Option") to extend this Agreement for five (5) consecutive five (5) year Option Periods, until December 31, 2024. The Options may be exercised by Plunkett, in its sole discretion, by the giving of written notice to Mrs. Fields, not later than ninety (90) days prior to the expiration of the Initial Term (or current Option Period) hereof.

            (b) Termination. This Agreement may be terminated as follows:

            (c) If Plunkett defaults in the payment of any Running Royalties or Guaranteed Amounts to Mrs. Fields when the same become due and payable hereunder, then this Agreement and the license granted hereunder may be terminated upon notice by Mrs. Fields effective thirty (30) days after receipt of such notice, without prejudice to any and all other rights and remedies Mrs. Fields may have hereunder or by law provided, and all rights of Plunkett hereunder shall cease.

                  (i) If Plunkett fails to meet its Volume Commitment as set forth in paragraph 6(a) hereof, then, except as provided in Section 7, this Agreement and the license granted hereunder may be terminated upon receipt of such notice, unless cured by Plunkett during such thirty (30) day period by payment of amounts due together with interest on such amounts pursuant to Paragraph 5(c), without prejudice to any and all other rights and remedies Mrs. Fields may have hereunder or by law provided, and all rights of Plunkett hereunder shall cease.

                  (ii) If Plunkett fails to perform in accordance with any
            material term or condition of this Agreement (other than as described in paragraph l6(b)(i) and (ii) above) and such default continues unremedied for thirty (30) days after the date on which Plunkett receives written notice of default, unless such remedy cannot be accomplished in such time period and Plunkett has commenced diligent efforts within such time period and continues such effort until the remedy is complete, then this Agreement may be terminated upon notice by Mrs. Fields, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Mrs. Fields may have hereunder or by law provided.

                  (iii) If Plunkett is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, unless such is dismissed, removed or otherwise cured within thirty (30) days or unless Plunkett has filed for Chapter 11 Reorganization protection under Federal Bankruptcy Laws, then this Agreement and the License granted hereunder may be terminated upon notice by Mrs. Fields, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Mrs. Fields may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

                  (v) Beginning with the first Option Period and thereafter, if not more than twelve (12) months nor less than three (3) months prior to the end of the any Option Period Mrs. Fields provides written notice to Plunkett that it intends to terminate this License Agreement as of the end of such Option Period and by providing written acknowledgement of Mrs. Fields' obligation to pay Plunkett a Buy Out Amount equal to three (3) times, the average gross margin for sales reported by Plunkett over the last three years of the current Option Period term. Average gross margin shall be calculated by taking net sales (gross revenues from Royalty-Bearing Product sales less any discounts), minus allowance for spoilage, returns, and costs of goods sold (amounts paid by Plunkett for Licensed Products FOB the co-packet). The Buy Out Amount shall be paid to Plunkett in cash over three (3) years in twelve (12) equal quarterly installments with interest on the unpaid balance at the previous quarter's average reference rate reported from time to time by the Bank of America NT&SA San Francisco headquarters branch on commercial loans to its most creditworthy commercial borrowers, with the first payment due on the last day of the first calendar quarter following the termination. The "previous quarter's average reference rate" to be applied during a quarter shall be calculated by taking the average of the reference rates in effect on the first day of each of the three (3) months of the preceding quarter. Mrs. Fields may repay this obligation in whole or in part at any time without prepayment premium or penalty.

                  (vi) If Mrs. Fields is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, or fails to perform in accordance with any material term or condition of this Agreement and such default continues for thirty (30) days after Mrs. Fields receives written notice of default, then this Agreement and the License granted hereunder may be terminated upon notice by Plunkett, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Plunkett may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

                  (vii) If Mrs. Fields fails to perform in accordance with any material term or condition of this Agreement and such default continues unremedied for thirty (30) days after the date on which Mrs. Fields receives written notice of default, then this Agreement may be terminated upon notice by Plunkett, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Plunkett may have hereunder or by law provided.

            (d) Rights Upon Termination or Cancellation. On any cancellation, termination or expiration of this Agreement;

                  (i) Plunkett agrees to immediately pay to Mrs. Fields all
            amounts due and owing hereunder and to return all Protected Information, confidential documents and other material supplied by Mrs. Fields to Plunkett and agrees never to use, disclose to others, nor assist others in using the Protected Information.

                  (ii) Plunkett will be deemed to have automatically and
            irrevocably assigned, transferred, and conveyed to Mrs. Fields any rights, equities, good will, titles or other rights in and to the Licensed Names and Marks which may have been obtained by Plunkett or which may have vested in Plunkett in pursuance of any endeavors covered hereby, and Plunkett will execute any instruments requested by Mrs. Fields to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

                  (iii) Except as provided in Section 17 below, Plunkett further agrees that it shall forthwith discontinue the use of all Licensed Names and Marks, including packaging and other paper goods and other objects bearing any Licensed Names and Marks.

            (e) Licensing of Licensed Names and Marks, After Termination. Upon any expiration or earlier termination of this Agreement, Mrs. Fields may license others to use the Licensed Names and Marks to produce, sell, market and advertise products similar or identical to the Royalty Bearing Products through Designated Distribution Channels in the Territory.

            (f) Packaging Designs. In the event this Agreement is properly terminated, Mrs. Fields shall have the right to purchase the packaging designs for the Royalty-Bearing Products from Plunkett at a price equal to the amount expended by Plunkett on such packaging designs. To exercise this right, Mrs. Fields shall notify Plunkett in writing of Mrs. Fields' intent to purchase the packaging design, not later than 30 days after termination. Upon receipt of such notice, Plunkett shall provide Mrs. Fields with the amount of Plunkett's cost for packaging design, whereupon, Mrs. Fields may rescind its offer within five (5) business days of receipt of the price of such costs for packaging design, otherwise Mrs. Fields shall be deemed to have accepted such cost as the purchase price for such packaging.

      17. DISPOSAL OF INVENTORY UPON EXPIRATION

      For a period of six (6) months following the termination or expiration of this Agreement, Plunkett shall have the right to sell any Royalty Bearing Products in Plunkett's inventory which have been packaged in packages bearing the Licensed Names and Marks, and Mrs. Fields shall have the right to purchase at Plunkett's fully allocated cost, any packaging materials using the Licensed Names and Marks then in Plunkett's inventory. Any sales of Royalty Bearing Products under this Section shall be, at all times, in accordance with the policies, prices, and standards established for marketing and distribution of Royalty-Bearing Products pursuant to this Agreement, and shall include payment of all Running Royalties accrued in accordance with Section 5 hereof.

      18. FINAL STATEMENT UPON TERMINATION OR EXPIRATION

      As soon as practicable after termination or expiration of the license granted hereunder, but in no event more than thirty (30) days thereafter, Plunkett shall deliver to Mrs. Fields a statement indicating the number and description of Royalty Bearing Products packaged in packaging using the Licensed Names and Marks then in Plunkett's inventory and the number and description of unused packaging materials bearing the Licensed Names and Marks then in Plunkett's inventory. Mrs. Fields shall have the option to conduct a physical inventory to ascertain or verify such statement. With respect to a partial termination due to a failure by Plunkett to meet its Volume Commitment, this paragraph shall only apply to the items for which the Agreement is terminated.

      19. REPRESENTATIONS AND WARRANTIES

            (a) Title. Mrs. Fields represents and warrants and Plunkett acknowledges that Mrs. Fields has represented that Mrs. Fields is the owner of all right, title, and interest in and to the Licensed Names and Marks. Plunkett further acknowledges the good will associated with the Licensed Names and Marks and that such Licensed Names and Marks have acquired secondary meaning in the mind of the public. Plunkett shall not during the term of this Agreement dispute or contest, directly or indirectly, or due or cause to be done, any action which in any way contests, impairs, or tends to impair Mrs. Fields' exclusive rights and title to the Licensed Names and Marks or the validity of any registrations thereof and Plunkett shall not assist others in so doing. Plunkett shall not in any manner represent that it owns any rights in the Licensed Names and Marks (and/or registrations therefor), but may, only during the term of this Agreement, and only if Plunkett has complied with all laws, regulations and registration requirements within the jurisdiction for so doing, represent that it is a "licensee" or "official licensee" hereunder. Plunkett shall not register or attempt to register in its own name, or that of any third party, any Licensed Name or Mark. Subject to the terms and conditions of this Agreement, Plunkett agrees that any and all uses by Plunkett of the Licensed Names and Marks under this Agreement shall be on behalf of and accrue and inure to the benefit of Mrs. Fields.

            (b) Right To Enter Into This Agreement. Mrs. Fields and Plunkett each warrant and represent for itself that it has the right to enter into this Agreement, that it will not knowingly subsequently take any action contrary to this Agreement, and that the entering into of this Agreement will not knowingly violate any other agreement to which it is a party or conflict with or violate any law, rule or regulation by which it is bound. not

            (c) Mrs. Fields' Image. Mrs. Fields represents and warrants that it will intentionally do anything to destroy or impair its existing image.

      20. INDEMNIFICATION

            (a) Mrs. Fields Indemnification. Mrs Fields hereby indemnifies Plunkett and forever holds Plunkett harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with (i) any breach of any of Mrs. Fields warranties or representations set forth in this Agreement or (ii) any claim that the use by Plunkett of the Licensed Names and Marks as provided in this Agreement infringes upon any third party trademark, service mark, or trade name.

            (b) Plunkett Indemnification. Plunkett hereby indemnifies Mrs. Fields and forever holds Mrs. Fields harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with, unless it is at the direction of Mrs. Fields (i) any breach of any of Plunkett's warranties or representations set forth in this Agreement, (ii) any use of any patent, process, method, or device by Plunkett in connection with the Royalty-Bearing Products; (iii) any alleged defects or dangers inherent in the Royalty-Bearing Products or the manufacture, distribution, sale, or use thereof; (iv) any injuries or damages to purchasers, users, or consumers of Royalty-Bearing Products arising from or related to the use or consumption of Royalty-Bearing Products; (v) any injuries or damages arising from Plunkett's or any of Plunkett's customers, advertising, marketing or promotion of the Licensed Names and Marks or Royalty-Bearing Products; or (vi) any alleged infringement of any third party's copyright, patent, or trademark unless and to the extent such alleged infringement is based upon Plunkett's use of the Licensed Names and Marks as authorized in this Agreement.

            (c) Conditions of Indemnification. As a condition of indemnification under this Section 20, the party seeking indemnification shall give the other party (for purposes of this Section 20 called the "Indemnifying Party") immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party. The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such claim, proceeding, action, or suit at its expense, by counsel of its choice. If the Indemnifying Parry assumes such defense, the Party seeking indemnity shall cooperate fully with the Indemnifying Party in defense of the action and the Indemnifying Party shall not be liable to pay or reimburse the other party for attorneys' fees or expenses, except such out-of-pocket costs or expenses incurred by the Indemnified Party in cooperating with the Indemnifying Party.

      21. NOTICES

      All notices Provided by this Agreement shall be in writing and shall be given by facsimile or registered mail, postage prepaid, or by personal delivery, by one party to the other, addressed to such other Party at the applicable address set forth below, or to such other addresses as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed properly given on the date of a confirmed facsimile transmission, three (3) days after the date mailed if given by first class mail. or on the date of delivery, which ever applies:

      To Mrs. Fields:             Mrs. Fields Inc.
                                  333 Main Street
                                  Park City, Utah 84060
                                  Attention: Corporate Secretary
                                  Fax No: (801) 645-2179

      To Plunkett:                Plunkett, Inc.
                                  Gregory B. Plunkett, President
                                  28 Lyford Drive
                                  Tiburon, California 94920
                                  Fax No: (415) 435-8059

      22. GENERAL PROVISIONS

            (a) No Fiduciary or Other Relationship. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Mrs. Fields and Plunkett are and shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever.

            (b) Use of Licensed Names and Marks in Contracts. Plunkett shall not employ any of the Licensed Names and Marks in sighing any contract or applying for any license or permit or in a manner that may result in Mrs. Fields' liability for any of Plunkett's indebtedness or obligations, nor may Plunkett use the Licensed Names and Marks in any way not expressly authorized by Mrs. Fields. Except as expressly authorized in writing, neither Mrs. Fields nor Plunkett shall make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that their relationship is other than licensor and licensee or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.

            (c) Severability. Except as expressly provided to the contrary herein, each Section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which Mrs. Fields is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Plunkett is a party thereto, otherwise upon Plunkett's receipt of a notice of non-enforcement thereof from Mrs. Fields. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, Plunkett and Mrs. Fields agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

            (d) Substitution of Provisions. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof. Plunkett agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, any portion or portions which a court may hold to be unenforceable in a final decision to which Mrs. Fields is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless Mrs. Fields elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

            (e) Waiver. Mrs. Fields and Plunkett may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver so granted by the waiving party shall be without prejudice to any other rights the waiving party may have, will be subject to continuing review by the waiving party and may be revoked, in the waiving party's sole discretion, at any time and for any reason, effective upon delivery to the other party of ten (10) days' prior written notice.

            (f) Waiver by Custom or Practice. Mrs. Fields and Plunkett shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal or neglect of Mrs. Fields or Plunkett to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, any waiver, forbearance, delay, failure or omission by Mrs. Fields or Plunkett to exercise any right, power or option, whether of the same, similar or different nature, or Mrs. Fields' acceptance of any payments due from Plunkett after any breach of this Agreement.

            (g) Force Majeure. Neither Mrs. Fields nor Plunkett shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

                  (i) compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof;

                  (ii)  acts of God;

                  (iii) fires, strikes, embargoes, war or riot; or

                  (iv) any other similar event or cause.

      Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of any Running Royalties or Guaranteed Amounts for Royalty Bearing Products due on any sales thereafter.

            (h) Temporary Restraining Orders. Notwithstanding anything to the contrary contained in this Agreement, Mrs. Fields and Plunkett shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

            (i) Rights Cumulative. The rights of Mrs. Fields and Plunkett hereunder are cumulative and no exercise or enforcement by Mrs. Fields or Plunkett of any right or remedy hereunder shall preclude the exercise or enforcement by Mrs. Fields or Plunkett of any other right or remedy hereunder which Mrs. Fields or Plunkett is entitled by law to enforce.

            (j) Costs and Attorney Fees. If a claim for amounts owed by Plunkett to Mrs. Fields or its affiliates is asserted in any judicial proceeding or appeal thereof, or if Mrs. Fields or Plunkett is required to enforce this Agreement in any judicial proceeding or appeal thereof, the party prevailing in such proceeding shall be entitled to reimbursement of its reasonable costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement. If Mrs. Fields incurs expenses in connection with Plunkett's failure to pay when due amounts owing to Mrs. Fields, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, or if Plunkett incurs expenses in connection with Mrs. Fields failure to comply with this Agreement, including, but not limited to legal and accounting fees, the party incurring the expense shall be reimbursed by the other party for any such reasonable costs and expenses which it incurs.

            (k) Governing Law. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. ss.ss. 1051 et seq.) or other federal law, this Agreement, and the relationship between Plunkett and Mrs. Fields, shall be governed by the laws of the State of Utah.

            (l) Jurisdiction. Plunkett and Mrs. Fields hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the United States District Court for the District of California, or if that venue is unavailable due to lack of federal jurisdiction, then in the state courts of Arizona, and Plunkett and Mrs. Fields hereby irrevocably consent and submit to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such Court, and to all proceedings in such Court. Further, Plunkett and Mrs. Fields irrevocably consent to actual receipt of any summons and/or legal process at their respective addresses as set forth in this Agreement as constituting in every respect sufficient and effective service of process in any such legal action or proceeding. Plunkett and Mrs. Fields further agree that final judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, whether within or outside the United States of America, by suit under judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the liability.

            (m) Waiver of Punitive Damages. Except with respect to the indemnification obligations of the parties hereunder, the parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim shall be limited to recovery of any actual damages it sustains.

            (n) Headings. The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

            (o) Entire Agreement. This Agreement and the Exhibits hereto represent the entire agreement between Mrs. Fields and Plunkett with respect to the subject matter hereof and supersede any prior agreements and negotiations between the parties.

            (p) Exhibits. All Exhibits hereto form part of this Agreement.

            (q) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

            (r) Expenses. Each party shall bear its own expenses (including attorneys' fees and expenses) in connection with the preparation, negotiation, execution, and delivery of this Agreement.

      IN WITNESS THEREOF, this Agreement has been executed by the Parties hereto as of the date and year first written above.


                 PLUNKETT INC.

                 By: /s/ [illegible]
                    ---------------------------------------
                 Its: President and C.E.O.
                      August 18, 1994


                 MRS. FIELD DEVELOPMENT CORPORATION

                 By: /s/ [illegible]
                    ---------------------------------------
                 Its: President C.E.O.

                                   EXHIBIT "A"

                            LICENSED NAMES AND MARKS

Int. Cl.: 30

Prior U.S. Cl.: 46

                                                              Reg. No. 1,791,781
United States Patent and Trademark Office                Registered Sep. 7, 1993
--------------------------------------------------------------------------------

                                   TRADEMARK

                               PRINCIPAL REGISTER

                            [Insert Mrs. Fields logo]

MRS. FIELDS DEVELOPMENT CORPORA-
 TION (DELAWARE CORPORATION), DBA
 MRS. FIELDS ICE CREAM
333 MAIN STREET
P.O. BOX 4000
PARK CITY, UT 84060

 FOR: ICE CREAM, IN CLASS 30 (U.S. CL. 46).
 FIRST USE 4-1-1992; IN COMMERCE
4-1-1992.
 OWNER OF U.S. REG. NOS. 449,876, 1,299,149
AND OTHERS.

 THE NAME "MRS. FIELDS" IS THE NAME
OF A LIVING INDIVIDUAL WHOSE CON-
SENT IS OF RECORD.

 "MRS. FIELDS" IS THE NAME OF A LIVING
INDIVIDUAL WHOSE CONSENT TO THE USE
OF HER NAME IS OF RECORD.

 SER. NO. 74-319,021, FILED 10-1-1992.

MICHELLE S. WISEMAN, EXAMINING AT-
 TORNEY

Int. Cl.: 30

Prior U.S. Cl.: 46

                                                              Reg. No. 1,456,702
United States Patent and Trademark Office                Registered Sep. 8, 1987
--------------------------------------------------------------------------------

                                   TRADEMARK

                               PRINCIPAL REGISTER

                            [Insert Mrs. Fields logo]

MRS. FIELDS COOKIES (CALIFORNIA COR-
 PORATION)
SUITE F200
1500 KEARNS BOULEVARD
PARK CITY, UT 84060

 FOR: BAKERY GOODS, NAMELY COOKIES
AND BROWNIES, IN CLASS 30 (U.S. CL. 46).
 FIRST USE 11-15-1981: IN COMMERCE
11-15-1981.

 OWNER OF U.S. REG. NOS. 1,197,025, 1,299,149
AND OTHERS.

 SEC. 2(F).

 SER. NO. 530,088, FILED 4-1-1985.

JESSIE N. MARSHALL, EXAMINING ATTOR-
 NEY

Int. Cl.: 30

Prior U.S. Cl.: 46

                                                              Reg. No. 1,256,315
United States Patent and Trademark Office                Registered Nov. 1, 1983
--------------------------------------------------------------------------------

                                   TRADEMARK

                               PRINCIPAL REGISTER

                            [Insert Mrs. Fields logo]

Mrs. Fields' Chocolate Chippery (California
 corporation)
2935 Whipple Rd.
Union City, Calif. 94587

 For: BAKERY GOODS--NAMELY, COOKIES
AND BROWNIES, in CLASS 30 (U.S. Cl. 46).
 First use Nov. 15, 1981; in commerce Nov. 15,
1981.
 Owner of U.S. Reg. Nos. 1,197,025, 1,206,373 and
others.

 No claim is made to the exclusive right to use the word "Cookies", apart from the mark as shown.
 "Mrs. Fields" is the name of a living individual whose consent is of record.

 Ser. No. 368,469, filed Jun. 7, 1982.

JESSIE N. MARSHALL, Examining Attorney

                                  EXHIBIT "B"

                            ROYALTY BEARING PRODUCTS

Dry mix for cookie dough pre-packaged for retail sale


                                       26